Exhibit 99.1

Press Release

Investor Contact:	Press Contact:
Rosemary Moothart	Robert Craig
Director of Investor Relations	Director of Public Relations
+1-425-519-4068	+1-617-314-6846
rosemarym@onyx.com	rcraig@onyx.com
Onyx Responds to CDC’s Recent Communications and Reaffirms M2M Transaction
BELLEVUE, Wash. — June 22, 2006 — The Board of Directors of Onyx Software Corporation today responded to the recent press releases issued by CDC Software regarding the definitive merger agreement executed between Onyx and M2M Holdings, Inc. The Board reaffirms its support of the all cash transaction with M2M, which offers Onyx shareholders liquidity at a premium to Onyx’s recent trading prices, as well as a high degree of certainty that the transaction can be consummated as soon as the third quarter of 2006.
Onyx is prohibited by the terms of its definitive merger agreement with M2M from participating in any discussions or negotiations regarding a possible transaction or furnishing to CDC any due diligence information, unless the Onyx board of directors reasonably determines in good faith, after consultation with its financial advisor and its outside counsel, that the CDC announcement constitutes or would reasonably be expected to lead to a transaction that is superior to the definitive agreement with M2M. The Board has determined that it cannot conclude that any or all of the CDC announcements are or are reasonably likely to lead to a superior transaction for the following reasons:
•	CDC’s June 20, 2006 press release described an all cash $4.85 offer, yet only two days later, CDC has abandoned its all cash offer and now purports to offer Onyx shareholders only a combination of cash and stock, demonstrating CDC’s inconsistent statements and unpredictable behavior;

•	Although CDC’s highly contingent combined stock and cash offer has a purported value of $5.00 per share, even with the vague and limited collar proposal described by CDC in its letter, there is a substantial likelihood that, based on changes in CDC’s stock value, the actual nominal price to be paid to Onyx shareholders could be as little as $4.50 per share, as compared with the $4.80 cash per share to be paid to Onyx shareholders pursuant to the executed definitive merger agreement with M2M;

•	Furthermore, the long-term value of the CDC stock portion of the consideration stated in the press release is highly uncertain because CDC lacks a sustained history of profitable operations and has a poor track record of delivering shareholder value and there would be limited synergies between the Onyx and CDC product lines;

•	Although CDC has indicated an amount it appears to be prepared to offer, CDC states that its offer is contingent on negotiation and due diligence and there is no guarantee that CDC will be offering the same price at the end of the indeterminate negotiation and due diligence period that CDC proposes;

•	There is no certainty that any discussions with CDC would result in a signed acquisition agreement — CDC emphasizes that its highly contingent offer is subject to due diligence and, further, its past inconsistent and unpredictable statements and nonresponsive behavior, which are described in detail in the proxy statement Onyx has filed with the
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Securities and Exchange Commission (SEC), are inconsistent with any credible intention to acquire Onyx;

•	CDC has not stated any proposed timeline under which it would be able to execute its described transaction; furthermore, the transaction CDC describes, because it involves both cash and CDC stock, would likely take several months longer to complete than the proposed transaction with M2M due to the need to file a registration statement with the SEC;

•	CDC has repeatedly declined, since its original press release in December 2005, to engage in any negotiations with Onyx regarding the possibility of a strategic transaction and has, in the past, been nonresponsive to multiple contacts from Onyx and Piper Jaffray, Onyx’s financial advisor, to pursue such discussions;

•	The timing of the most recent announcements, again coming in the final weeks of a fiscal quarter, combined with CDC’s previous behavior, suggests the possibility that CDC’s announcement is disingenuous and that its true intention is to harm Onyx’s business and enhance CDC’s competitive position in the sales process, rather than engage in serious negotiations; and

•	In light of CDC’s past and current competitive behavior in the sales process and its approach to discussions with Onyx, there are significant risks to Onyx and its shareholders associated with sharing, through a due diligence process, competitively sensitive information with CDC that could be used offensively to harm Onyx’s business in the competitive marketplace.
CDC states in its June 22, 2006 press release and related letters, without any foundation or knowledge on which to base its assertion, that existing Onyx management has a conflict of interest with respect to the M2M transaction because CDC believes that Onyx management will have a continued role with the surviving company following closing of the M2M acquisition. These assertions are baseless, as M2M has made no final decisions regarding the post-closing management structure and, in addition, Onyx has been advised by M2M that neither Onyx’s chief executive officer nor chief financial officer is expected to continue as an executive of the combined M2M organization beyond a transition period to be determined. Furthermore, the interests of Onyx directors and officers in the transaction are disclosed fully in the preliminary proxy statement filed by Onyx with the SEC.
CDC also has challenged as excessive the break-up fee agreed to by Onyx and M2M. The up to $4.5 million break-up fee, which would include certain M2M legal expenses, amounts to approximately 4.8% of the aggregate value of the M2M transaction. This is well within the bounds of customary break-up fees in transactions of this nature. As is common in transactions of this nature, this break-up fee was insisted upon by M2M as a condition to its willingness to pursue a transaction with Onyx.
Onyx shareholders are urged to carefully read the background of the merger section of Onyx’s preliminary proxy statement to gain a further understanding of CDC’s historical interaction with Onyx and to understand the full context of CDC’s more recent announcements. Onyx and its advisors repeatedly extended the opportunity to CDC to participate in the process that led to the definitive agreement with M2M, yet CDC declined to participate on the same terms as every other participant in that process.
Onyx continues to believe that the $4.80 cash per share to be paid to Onyx shareholders pursuant to the definitive merger agreement with M2M represents a superior transaction for Onyx shareholders when compared with the highly contingent, part cash, part stock proposal stated by CDC in its recent announcements. Onyx intends to continue to pursue satisfaction of the
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customary closing conditions to the transaction with M2M with a goal of consummating the transaction as soon as possible during the third quarter of 2006.
Additional Information About the Proposed Transaction and Where to Find It
In connection with the proposed transaction, on June 16, 2006, Onyx filed a preliminary proxy statement with the SEC. Investors and security holders are advised to read the preliminary proxy statement, the definitive proxy statement, when it becomes available, and any other relevant documents filed with the SEC because they contain important information about the proposed transaction and Onyx. Investors and security holders may obtain a free copy of the preliminary proxy statement and other documents filed by Onyx from the SEC Web site at www.sec.gov.
Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the proposed transaction. A description of certain of the interests of directors and executive officers of Onyx is set forth in the preliminary proxy statement.
About Onyx Software
Onyx Software Corporation (NASDAQ: ONXS) is a worldwide leader in customer management and process software for mid- and large-size enterprises. Onyx provides flexible solutions that enable organizations to automate, manage and evolve their customer processes quickly and cost-effectively for strategic advantage. By providing an integrated suite of customer process automation applications encompassing customer management, process management, and analytics capabilities, Onyx enables enterprises to reduce costs, increase productivity, and grow revenue. Major companies are aligning their customer-facing departments and managing their customer processes with Onyx software — companies such as Amway Corporation, Mellon Financial Corporation, The Regence Group, and State Street Corporation. More information can be found at (888) ASK-Onyx, info@onyx.com or http://www.onyx.com/.
Forward-Looking Statements
This press release contains forward-looking statements, including statements about the potential benefits of the proposed M2M acquisition to Onyx shareholders and about the expected closing of the proposed acquisition. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “predict,” “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to, the risk the transaction is not consummated or is not consummated within the expected timeframe, the risk that the expected benefits of the proposed acquisition are not realized and the “Risk Factors” described in our annual report on form 10-K and our quarterly report on form 10-Q and other filings with the Securities and Exchange Commission which are available on our investor relations home page at www.onyx.com/investors. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
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Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.